Supplement to the Application ☐ The Prudential Insurance Company of America ☒ Pruco Life Insurance Company A subsidiary of The Prudential Insurance Company of America

No.

A Supplement to the Application for a variable contract in which ________________________________ ______________________________is named as the proposed Insured.

I BELIEVE THIS CONTRACT MEETS MY INSURANCE NEEDS AND FINANCIAL OBJECTIVES. I

ACKNOWLEDGE RECEIPT OF A CURRENT PROSPECTUS FOR THE CONTRACT. I UNDERSTAND

THAT THE CONTRACT’S VALUE AND DEATH BENEFIT MAY VARY DEPENDING ON THE

CONTRACT’S INVESTMENT EXPERIENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . YES ☐ NO ☐

An illustration of values is available upon request.

Date	Signature of Applicant

ORD 86218-90